Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Summary Historical and Unaudited Pro Forma Consolidated Financial Data,” “Selected Financial Data,” and “Experts” and to the use of our report dated February 24, 2005 (except Note 14, as to which the date is September 12, 2005 and Note 15, as to which the date is October 17, 2005), in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-129222) and related Prospectus of Williams Scotsman International, Inc. and Williams Scotsman, Inc. dated November 4, 2005.

/s/ Ernst & Young LLP

Baltimore, Maryland
November 3, 2005